EXHIBIT 99.1

August 15, 2011

Dear PEC Shareholders,

I wanted to take the time to address all of you and provide you with the latest updates here at Power Efficiency Corporation (PEC). As you probably noticed, we typically have only communicated with you solely through press releases. While press releases are an excellent communication vehicle for our most recent achievements and announcements, they are usually driven by large, newsworthy events.

While we will continue to put out press releases for these types of announcements, connecting via newsletter allows us to communicate more frequently and present information we believe is important but not necessarily on the same caliber as press release material. Based on your requests to increase communication, our goal is to correspond via newsletter at least once a quarter.

Below you will find a recap of our most recent developments.

Release of our Second Generation E-Save Technology Products
We recently released our second generation of E-Save MEC controllers for sale. The new product is more technically robust and has resulted in a reduction in the manufacturing costs of our products.  This new generation of products should result in increased revenue to the company and allow us to maintain a solid gross profit margin.

Office Move - PEC in San Diego
As of June 2011, we moved our engineering and some of our key personnel to a facility located in San Diego.  We believe San Diego is an excellent location for the company as it not only houses a large network of skilled engineering candidates with hardware, embedded firmware and power electronics experience, but is also the headquarters of large companies such as Qualcomm, General Atomics and other vibrant start-ups and venture capital firms. Another benefit of the relocation is the office’s proximity to the University of California, San Diego, home to one of the top 20 engineering schools in the US - the Jacobs School of Engineering, where we have commenced discussions to begin collaboration projects and pulled from their talent pool to add to our staff.

Since the move, we upgraded and increased our engineering capability with experienced engineers and other personnel. Our Finance and Administration team have all relocated and are currently thriving in the new location.

New Leadership
In the San Diego facility, we welcomed Rick Sander to the executive team. Rick took on the role of COO and brings to the company numerous years of extensive experience operating high-tech companies, managing engineering teams, outsourcing manufacturing and overseeing international sales.

In the Hong Kong office, we added Brian Wong to the team to oversee our Asian operations. Brian is a former trade representative for Canada in Hong Kong and is our new Vice President of Business Development for the Asian market.

New Developments (Asia & US)
Asia
I have been spending quite a bit of time in Asia working on some new and promising developments. A few worth mentioning are:

•	Plans to open and staff an office in Mainland China.

•	A number of high profile projects in Hong Kong and Singapore recently completed and continuing to run.

•
Our largest escalator OEM customers project to do 90% of their business in Asia, mainly China, in 2012; therefore, it is only natural for us to have a presence in Asia to support our sales and service them locally.

US
Locally, we are seeing quite a bit of success with our OEM and distribution partnerships, as well as new technology developments. Current projects and developments include:

•
We are closing in on the final stages of developing a brand new product – the first energy efficient smart single phase motor. This particular product is being developed for one of the largest distributors in the U.S. under a private label agreement. We believe this will be the first electronically controlled motor which will have energy efficiency and motor control protection, as well as soft start and communication abilities. We believe this will be a breakthrough in motor technology and will create the new standard for single phase motors. We expect to start selling this product in the second quarter of 2012.

•
We have recently teamed up with the largest privately-owned motor manufacturer in Shanghai, China and are co-designing our new energy efficient smart single phase motor with their development team for our U.S. market. The manufacturer will both manufacture the product and sell it to their customers who are primarily located in Europe and Asia.

•
Our 3-phase MEC is listed for sale under private label for one of the largest distributors in the U.S.  In addition to this, we have seen several other OEM opportunities open up for the 3-phase MEC as well.

•	On July 14, the U.S. Senate Energy Committee passed Bill S.1000, “The Energy Saving and Industrial Competitiveness Act of 2011” with a bipartisan vote of 17-4

o	The bill includes a U.S. Federal Government Rebate for Purchasers of Motor Efficiency Controllers for 5 years (section 321)

o	Proposed rebate: $25 per horsepower for energy savings greater than 5%

o
Rebate decreases effective product price by approximately 50%, making the price equal to or less than motor controls that do not save energy – akin to buying a hybrid car priced higher than a similarly equipped regular car

•	We are evaluating potential communication and data software packages for our customers.

Current Challenges & PEC’s Proposed Solutions
While things are moving along on a positive note with our recent developments, there is no denying the lack of sales we are seeing here in the U.S. There is no doubt the U.S. economy is in poor shape. Companies are not spending money like they used to. Energy efficiency is important in the U.S., but not a necessity yet.

In Asia, however, it is a different story. As it stands, Asia has a very serious energy problem. China, for example, does not have enough electric power to maintain their current growth and development rate. According to the Chinese Government, they are currently building one coal fired power plant a week and will experience the largest instance of blackouts in their history this summer. Mayors and provincial governors have been ordered to reduce energy by 17%.

The good news is that the Chinese government has recently issued a 5 year plan allotting $750 billion for energy efficiency programs. Recognizing the state of the economy and the growth and potential in Asia for our technology, under my leadership, my staff and I have started and will continue to focus on our business in Asia, which we believe will become our primary market over the next few years.

I hope this information is useful to you and gives you a clear update on the current state of PEC. I look forward to staying in constant communication with you and hope to be sharing some additional positive news and press releases with you in the near future. Please feel free to contact me via email or phone if you have any questions.

Thank you for your continued support.

Sincerely,

/s/Steven Strasser
Steven Strasser
Chairman and CEO